EXHIBIT 11

                     PARLEX CORPORATION AND SUBSIDIARIES
                 Computation of Net Income Per Common Share


                                       Three Months Ended                 Six Months Ended
                                  -----------------------------     -----------------------------
                                  Dec 26, 1999     Dec 27, 1998     Dec 26, 1999     Dec 27, 1998

Basic Earnings Per Share               $.32             $.12             $.60             $.16
Weighted Average
 Number of Shares Outstanding     4,808,624        4,641,656        4,801,741        4,641,226

Diluted Earnings Per Share             $.32             $.11             $.60             $.15

Weighted Average Number
 of Shares Outstanding            4,808,624        4,641,656        4,801,741        4,641,226

Effective of Dilutive Stock
 Options                             60,348          118,058           54,339          133,078

Adjusted Weighted Average
 Number of Shares Outstanding     4,868,972        4,759,714        4,856,080        4,774,304
